Exhibit 10.1

August 4, 2014

William “Bill” C. Miller

102 Seneca Place

Mars, PA 16046

Dear Bill:

It has been a pleasure getting to know you over the past several weeks and discussing your qualifications and interest in working as an officer for our Company. Based on our discussions, I am pleased to offer you the position of Chief Operating Officer.

The following are the terms of our offer:

1)	COMPANY OF EMPLOYMENT: M&I Electric Industries, Inc. (a wholly owned subsidiary of American Electric Technologies, Inc.)

2)	POSITION AND TITLE: Chief Operating Officer, M&I Electric

3)	LOCATION: Beaumont

4)	REPORTING TO: AETI Chief Executive Officer

5)	CLASSIFICATION: Full-time, Level 1 employee.

6)	GENERAL JOB RESPONSIBILITIES:

a.	Full and direct responsibility for domestic operating areas including effective management, profitability, growth, and achievement of plans.

b.	Creating and executing plans for M&I’s domestic operations groups, including manufacturing, construction and services organizations.

c.	Establishing criteria to measure operations and regularly and systematically appraise and evaluate results against approved standards.

d.	Developing and maintaining a sound organization plan and delegate responsibilities and authorities, as required, ensuring they are defined and understood.

e.	Other responsibilities as appropriate and mutually agreed upon by you and the CEO

7)	COMPENSATION: The following are the elements of your compensation plan:

a.	Annual Salary: $200,000 paid semi-monthly

b.	Cash Bonus: Eligible for an annual on-target cash bonus of $100,000, based on achievements of mutually agreed upon objectives which would incorporate company financial performance, customer satisfaction and safety and other objectives. This bonus is uncapped. This bonus is prorated for 2014 based on your employment starting date. The cash bonus is paid on or before April 15, 2015. You must be employed by the Company at that time to receive any bonus.

c.	Annual Equity Bonus: In addition to the cash bonus, you are also eligible for an annual equity bonus of 15,000 Restricted Stock Units (RSU) which at today’s value is approximately $105,000. As is the case of the cash, this equity is bonus is uncapped.

The equity bonus is 100% variable based on the same mutually agreed upon objectives as the annual variable cash bonus described above. The RSU bonus is prorated for 2014 based on your employment start date. The RSU bonus is subject to a four year vesting schedule. The RSU bonus is subject to approval by the Compensation Committee of the AETI Board of Directors. The RSU bonus price is set at grant time according to the Company’s equity plan.

d.	Company benefits: Upon meeting eligibility requirements, you will be offered the comprehensive Company employee benefits which include medical insurance, dental, vision, life, 401(k) retirement program, etc.

e.	Vacation: Effective 2014 you are eligible for four (4) weeks of vacation per year (prorated based on start date). Our Company policy does not permit carry-overs or buy outs of unused vacation time.

f.	Special Severance: In the event you are terminated for other than cause or disability, or in the event there is a change of control/acquisition resulting in your termination, a substantial reduction of your responsibilities, or necessitating commuting outside of the Beaumont area, i.e., excessive travel distance, M&I agrees to provide you a severance package equal to up to six (6) months of your then current base salary and will reimburse your COBRA medical insurance costs, if elected, for you and your dependents for up to six (6) months. Such severance and reimbursement will be paid on a monthly basis and ceases upon your commencement of other employment.

g.	Relocation: You are eligible to receive up to $45,000 for relocation expenses. A lump sum of $25,000 will be paid on start-date for initial relocation expenses and another payment of up to $20,000 will be paid on or around January 1 2015. All expenses need to be submitted under the standard AETI expense reimbursement policy. In addition, you will be covered for 1 house hunting trip for you and your spouse outside of these relocation expenses.

h.	Confidentiality: You are required to keep confidential all compensation matters.

8)	SUBSTANCE ABUSE TESTING: All applicants are required to undergo Substance Abuse Screening prior to commencement of work with the company. Failure to pass the substance abuse screening will result in the withdrawal of the employment offer.

9)	EVALUATION PERIOD: All employees are subject to successfully completing an initial ninety-day (90) evaluation period at which time your performance will be evaluated.

10)	EMPLOYMENT-AT-WILL: All employment with the Company is employment at-will. Consequently you have the right to terminate your employment at any time for any reason, and the Company retains the same right. Your tenure in this position is dependent upon your individual performance as well as other factors such as business conditions.

11)	IMMIGRATION REFORM AND CONTROL ACT: The Immigration Reform and Control Act of 1986 requires all employers to hire only American citizens and resident aliens who are authorized to work in the United States. Therefore the Company will verify your eligibility for employment. A list of acceptable documents needed for presentation on the first day of employment can be found in your new hire documents. If you do not have any of these required documents, you must give evidence of having applied for them in order to satisfy the terms of the Act. Without the aforementioned documents the Company cannot permit you to begin your employment.

Bill, I look forward to having you as a key member of the team and to building the business together. We would like you to start your new role on Tuesday, September 2nd.

If you accept these terms, please sign and date two copies of this letter and return one signed copy to me to consummate your employment with the company.

Sincerely,

/s/ Charles M. Dauber

President and Chief Executive Officer

American Electric Technologies, Inc.

I agree to employment by M&I on the foregoing terms.

/s/ William “Bill” C. Miller	Date

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